Exhibit 4.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (the “Agreement”) is made as of March 10, 2022, by and among SmartCard Marketing Systems, Inc., a corporation organized under the laws of the state of Delaware (the “Company”), and Leonite Fund I, LP, a limited Partnership organized under the laws of the State of Delaware (the “Purchaser”).

Recital

A.      The Company and the Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), or Regulation D promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act;

B.      The Purchaser desires to purchase from the Company, and the Company desires to issue and sell to the Purchaser, upon the terms and conditions set forth in this Agreement, a Senior Secured Promissory Note of the Company, in the aggregate principal amount of up to Five Hundred Sixty Eight Thousand One Hundred Eighty One and 82/100 Dollars ($568,181.82) or so much as has been advanced in one or two tranches (the “Principal Amount,”), in the form attached hereto as Exhibit A (the “Note”), upon the terms and subject to the limitations and conditions set forth in such Note;

C.      The Note carries an original issue discount of Sixty Eight Thousand One Hundred Eighty One and 82/100 Dollars ($68,181.82) (the “OID”), to cover the Purchaser’s accounting fees, due diligence fees, monitoring, and/or other transactional costs incurred in connection with the purchase and sale of the Note, which is included in the principal balance of the Note. Thus, the purchase price of the Note shall be five hundred thousand Dollars ($500,000), computed by subtracting the OID from the Principal Amount.

D.      Company wishes to issue to the Purchaser, as additional consideration for the purchase of the Note, (i) the Warrant (as defined below), in the form attached hereto as Exhibit B, to purchase shares of the Company’s common stock; and (ii) the Equity Interest (as defined below), both of which shall be issued to Purchaser upon Closing (defined below) as further provided herein.

Agreement

Now, Therefore, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the Company and the Purchaser, intending to be legally bound, hereby agree as follows:

1.	Amount and Terms of the Note

1.1         Purchase of the Note. Subject to the terms of this Agreement, for consideration of up to an aggregate of five hundred thousand Dollars ($500,000) in cash (the “Consideration”) to be paid by Purchaser to the Company in one or two (2) tranches (each, a “Tranche”) of Two Hundred Fifty Thousand Dollars ($250,000) each, with the first $250,000 Tranche (the “Initial Tranche”) to be paid to the Company on the Issue Date (as defined in the Note) (the “Initial Closing Date”), less $10,000 which Purchaser shall retain to cover its legal fees, and the second $250,000 Tranche (the “Final Tranche”) to be paid to the Company upon the Company achieving net earnings in excess of $45,000 in two (2) consecutive calendar quarters during the 12 months following the Issue Date (the “Final Closing Date”, and together with the Initial Closing Date, the “Closing Dates”), less $5,000 which Purchaser shall retain to cover its legal fees. Purchaser agrees to subscribe for and purchase from the Company, and the Company agrees to issue and sell to the Purchaser, the Note, subject to the satisfaction (or written waiver) of the conditions set forth in Section 6 and Section 7 below. The OID shall be earned upon each Tranche on a pro-rata basis. (For example: upon the advance of the first Tranche, Thirty Four Thousand Ninety and 91/100 Dollars ($34,090.91) shall be added to the principal amount of the outstanding Note in addition to the amount advanced, and the total amount owed, or the total principal amount, shall be Two Hundred Eighty Four Thousand Ninety and 91/100 Dollars ($284,090.91).

1.2        Form of Payment. At the Closing (as hereinafter defined), the Purchaser shall pay the Consideration as set forth in section 1.1 above.

2.	Closing and Delivery

2.1         Closing. The closings of the transactions contemplated by this Agreement (collectively, the “Closing”) shall occur on the Closing Dates at such location as may be agreed to by the parties (including via exchange of electronic signatures).

2.2         Delivery. On the Initial Closing Date, Purchaser shall pay and deliver the Initial Tranche to the Company, and the Company shall issue and deliver to the Purchaser the Note, Warrant and the Equity Interest.

3.	Representations and Warranties of the Company

Except as set forth in the corresponding section of the Disclosure Schedule (as defined below) delivered to the Purchaser concurrently herewith and attached hereto as Schedule I (the “Disclosure Schedule”) or as disclosed in the Disclosure Materials (as defined below), the Company, its Subsidiaries (as defined below), Officers, and Directors, hereby makes the following representations and warranties as of the date hereof and as of each of the Closing Dates to the Purchaser:

3.1         Organization, Good Standing and Qualification. The Company and each of its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company and its Subsidiaries has the requisite corporate power to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Company and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Subscription Document, (ii) a material adverse effect on the results of operations, assets, business or financial condition of Company and the Subsidiaries, taken as a whole, or (iii) adversely impair the Company’s ability to perform in any material respect on a timely basis its obligations under any Subscription Document (any of (i), (ii) or (iii), a “Material Adverse Effect”).

3.2         Corporate Power. The Company has all requisite corporate power to execute and deliver this Agreement, to issue the Note, Warrant and Equity Interest, and to enter into the security and pledge agreement of even date herewith (the “Security and Pledge Agreement”), in the form attached hereto as Exhibit C, and the other instruments, documents and agreements being entered into in connection with the transactions contemplated by this Agreement (each a “Subscription Document” and collectively, the “Subscription Documents”) and to carry out and perform its obligations under the terms of the Subscription Documents.

3.3         Subsidiaries and Affiliates. Section 3.3 of the Disclosure Schedule sets forth a true and correct description of all of the Company’s Subsidiaries and Affiliates and the capitalization (including options, warrants and other such equity), pro forma as of the date hereof reflecting all pending acquisitions. For purposes of this Agreement, the term “Subsidiary” means, with respect to the Company, any corporation or other entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors (or persons performing similar functions) of such corporation or entity (regardless of whether or not at the time, in the case of a corporation, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Company or one or more of its Affiliates and the term “Affiliate” means, as to any person (the “Subject Person”), any other person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under direct or indirect common control with, the Subject Person. For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, through representation on such person’s board of directors or other management committee or group, by contract or otherwise. All references contained herein to the terms Subsidiary or Affiliate, shall be applicable to all Subsidiaries and Affiliates whether they existed as of the date hereof or were created, acquired, or otherwise came to be included in the foregoing terms subsequent to the date hereof.

3.4         Authorization. All corporate action on the part of the Company, its directors and its stockholders necessary for the authorization of the Subscription Documents and the execution, delivery and performance of all obligations of the Company under the Subscription Documents, including, but not limited to, the issuance and delivery of the Note, Warrant, and Equity Interest, and the reservation of the equity securities issuable upon exercise of the Warrant (such equity securities due upon exercise of the Warrant are referred to herein as, the “Underlying Securities”) has been taken or will be taken prior to the issuance of such Underlying Securities. The Subscription Documents, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws. The Securities (as defined below), when issued in compliance with the provisions of the Subscription Documents, will be, validly issued, fully paid and non-assessable and free of any liens, encumbrances, security interests or other adverse claim (a “Lien”) and issued in compliance with all applicable federal and securities laws.

3.5         Governmental Consents. Neither Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other foreign, federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Company of the Subscription Documents, other than (a) applicable Blue Sky filings, (b) such as have already been obtained or such exemptive filings as are required to be made under applicable securities laws, (c) such other filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods. Subject to the accuracy of the representations and warranties of the Purchaser set forth in Section 4 hereof, the Company has taken all action necessary to exempt: (i) the issuance and sale of the Note and the Warrant, (ii) the issuance of the Equity Interest, (iii) the issuance of the Underlying Securities upon due upon exercise of the Warrant, and (iv) the other transactions contemplated by the Subscription Documents from the provisions of any preemptive rights, stockholder rights plan or other “poison pill” arrangement, any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties may be subject and any provision of the Company’s Articles of Incorporation or Bylaws, or other organizational documentation, as the case may be, that is or could reasonably be expected to become applicable to the Purchaser as a result of the transactions contemplated hereby, including without limitation, the issuance of the Note, the Equity Interest, the Warrant, and the Underlying Securities, and the ownership, disposition or voting of the Securities (as defined below) by the Purchaser or the exercise of any right granted to the Purchaser pursuant to this Agreement or the other Subscription Documents. The Equity Interest, Warrant, and Underlying Securities shall be collectively referred to herein as, the “Securities”.

3.6         Compliance with Laws. Neither Company nor any Subsidiary is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation would materially and adversely affect the business, assets, liabilities, financial condition or operations of Company and its Subsidiaries.

3.7         Compliance with Other Instruments. Neither Company nor any of its Subsidiaries is in violation or default of any term of its organizational documents, or of any provision of any mortgage, indenture or contract to which it is a party and by which it is bound or of any judgment, decree, order or writ, other than such violations that would not individually or in the aggregate have a Material Adverse Effect on the Company. Except as set forth in Section 3.7 of the Disclosure Schedule, the execution, delivery and performance of the Subscription Documents, and the consummation of the transactions contemplated by the Subscription Documents will not result in any such violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any Lien upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company or any of its Subsidiaries, its business or operations or any of its assets or properties. The sale of the Note, the issuance of the Warrant and the subsequent issuance of the Underlying Securities are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

3.8         Offering. Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 4 hereof, the offer, issue, and sale of Securities are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any person listed in the first paragraph of Rule 506(d)(1) of the Securities Act, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

3.9         Capitalization. Company has authorized shares as set forth in Section 3.9 of the Disclosure Schedule. All outstanding shares of capital stock are duly authorized, validly issued, fully paid and non-assessable and have been issued in compliance with all applicable securities laws. Except for the Equity Interests, the Warrant and the Underlying Securities or as otherwise listed in Section 3.9 of the Disclosure Schedule, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of common stock, or contracts, commitments, understandings or arrangements by which Company or any Subsidiary is or may become bound to issue additional shares of common stock, or securities or rights convertible or exchangeable into shares of common stock. There are no price based anti-dilution or price adjustment provisions contained in any security issued by Company (or in any agreement providing rights to security holders) and the issue and sale of the Note and Securities will not obligate Company to issue shares of common stock or other securities to any person (other than the Purchaser) and will not result in a right of any holder of Company’s securities to adjust the exercise, conversion, exchange or reset price under such securities. Except as set forth in Section 3.9 of the Disclosure Schedule, Company owns, directly or indirectly, all of the capital stock of each Subsidiary free and clear of any Liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

3.10       SEC Reports; Financial Statements. Except as set forth in Section 3.10 of the Disclosure Schedule, the Company has filed all reports and registration statements required to be filed by it under (i) the Securities Act and the Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) of the Exchange Act, or (ii) under the Alternative Reporting Standard as offered by OTC Markets Group, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the “SEC Reports” and, together with the Disclosure Schedule to this Agreement, the “Disclosure Materials”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Except as indicated in Section 3.10 of the Disclosure Schedule, the financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission or OTC Markets as applicable, with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

3.11       Material Changes. Since the date of the latest financial statements, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that could result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or affiliate, except pursuant to existing Company stock-based plans or agreements.

3.12       Litigation. Except as set forth in Section 3.12 of the Disclosure Schedule, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which: (i) adversely affects or challenges the legality, validity or enforceability of any of the Subscription Documents or the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by governmental authority, or any litigation civil or otherwise, involving the Company or any current or former director or officer of the Company or its Subsidiaries.

3.13       Labor Relations. Neither Company nor any Subsidiary is a party to or bound by any collective bargaining agreements or other agreements with labor organizations. Neither Company nor any Subsidiary has violated in any material respect any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company which could reasonably be expected to result in a Material Adverse Effect.

3.14       Regulatory Permits. Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such permits would not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

3.15       Title to Assets. Except as set forth in Section 3.15 of the Disclosure Schedule, Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of Company and the Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Company and the Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which Company and the Subsidiaries are in compliance.

3.16       Taxes. Except as otherwise itemized in Section 3.16 of the Disclosure Schedule, Company and its Subsidiaries have timely and properly filed all tax returns required to be filed by them for all years and periods (and portions thereof) for which any such tax returns were due, except where the failure to so file would not have a Material Adverse Effect; all such filed tax returns are accurate in all material respects; the Company has timely paid all taxes due and payable (whether or not shown on filed tax returns), except where the failure to so pay would not have a Material Adverse Effect; there are no pending assessments, asserted deficiencies or claims for additional taxes that have not been paid; the reserves for taxes, if any, reflected in the financial statements are adequate, and there are no Liens for taxes on any property or assets of the Company and any of its Subsidiaries (other than Liens for taxes not yet due and payable); there have been no audits or examinations of any tax returns by any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental or administrative division, department, agency, commission, instrumentality, official, organization, unit, body or entity) and any court or other tribunal (a “Governmental Body”), and the Company or its Subsidiaries have not received any notice that such audit or examination is pending or contemplated; no claim has been made by any Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file tax returns that it is or may be subject to taxation by that jurisdiction; to the knowledge of the Company, no state of facts exists or has existed which would constitute grounds for the assessment of any penalty or any further tax liability beyond that shown on the respective tax returns; and there are no outstanding agreements or waivers extending the statutory period of limitation for the assessment or collection of any tax.

3.17       Patents and Trademarks. Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses and which the failure to so have could have or reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by Company or any Subsidiary violates or infringes upon the rights of any Person. All such Intellectual Property Rights are enforceable. Company and its Subsidiaries have taken reasonable steps to protect Company’s and its Subsidiaries’ rights in their Intellectual Property Rights and confidential information (the “Confidential Information”). Each employee, consultant and contractor who has had access to Confidential Information which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has executed an agreement to maintain the confidentiality of such Confidential Information and has executed appropriate agreements that are substantially consistent with the Company’s standard forms thereof. Except under confidentiality obligations, there has been no material disclosure of any of Company’s or its Subsidiaries’ Confidential Information to any third party.

3.18       Environmental Matters. Neither Company nor any Subsidiary is in violation of any statute, rule, regulation, decision or order of any Governmental Body relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to the Company’s knowledge, threatened investigation that might lead to such a claim.

3.19       Intentionally Left Blank.

3.20       Transactions with Affiliates and Employees. Except as disclosed in the Company’s audited financial statements or the Disclosure Materials, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, other than (a) for payment of salary or consulting fees for services rendered, (b) reimbursement for expenses incurred on behalf of the Company and (c) for other employee benefits, including stock option agreements under any stock option plan of Company.

3.21       Brokers and Finders. Except as otherwise itemized in Section 3.21 of the Disclosure Schedule, no person will have, as a result of the transactions contemplated by the Subscription Documents, any valid right, interest or claim against or upon Company, any Subsidiary or the Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

3.22       Questionable Payments. Neither Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of their respective current or former stockholders, directors, officers, employees, agents or other persons acting on behalf of Company or any Subsidiary, has on behalf of Company or any Subsidiary or in connection with their respective businesses: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of Company or any Subsidiary; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.23       Solvency. The Company has not (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.

3.24       Foreign Corrupt Practices Act. None of Company or any of its Subsidiaries, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly: (a) used any funds, or will use any proceeds from the sale of the Securities, for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by Company or any of its Subsidiaries (or made by any person acting on their behalf of which the Company is aware) or any members of their respective management which is in violation of any legal requirement, or (d) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder which was applicable to Company or any of its Subsidiaries.

3.25      Disclosures. Neither the Company nor any person acting on its behalf has provided the Purchaser or its agents or counsel with any information that constitutes or might constitute material, non-public information, other than the terms of the transactions contemplated hereby. The written materials delivered to the Purchaser in connection with the transactions contemplated by the Subscription Documents do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

3.26       Transfer Agent. Company represents and warrants that it will not replace its transfer agents without Purchaser’s consent so long as the Note is outstanding. Company acknowledges that this is extremely material to the Note and the investment is made based on the assumption that this will not happen.

3.27       Shell Company Status. Set forth in Schedule 3.27 of the Disclosure Schedule is the Company’s representation as to its “Shell Company” status under Rule 144.

3.28       Notice of Material Changes. The Company agrees and acknowledges that so long as any obligations of the Company under any of the Subscription Documents shall exist, it shall be obligated to provide Notice to the Purchaser in the event of a material change to any representation or disclosure in any of the Subscription Documents, including but not limited to, the disclosures on the Disclosure Schedule, and failure to provide such notice shall be a breach of this Agreement and an Event of Default under Section 4.3 of the Note.

4.	Representations and Warranties of the Purchaser

4.1         Purchase for Own Account. The Purchaser represents that it is acquiring the Note for its own account.

4.2         Information and Sophistication. Without lessening or obviating the representations and warranties of the Company set forth in Section 3, the Purchaser hereby: (a) acknowledges that it has received all the information it has requested from the Company and it considers necessary or appropriate for deciding whether to acquire the Note, (b) represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Note and to obtain any additional information necessary to verify the accuracy of the information given the Purchaser and (c) further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of this investment.

4.3         Ability to Bear Economic Risk. The Purchaser acknowledges that investment in the Note involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Note for an indefinite period of time and to suffer a complete loss of its investment.

4.4          Accredited Investor Status. The Purchaser is an “accredited investor” as such term is defined in Rule 501 under the Act.

4.5         Existence; Authorization. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization, having full power and authority to own its properties and to carry on its business as conducted. The principal place of business of the Purchaser is as shown on the signature block below. The Purchaser has the requisite power and authority to deliver this Agreement, perform its obligations set forth herein, and consummate the transactions contemplated hereby. The Purchaser has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform his, her or its obligations herein and to consummate the transactions contemplated hereby. This Agreement, assuming the due execution and delivery hereof by the Company, is a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

4.6         No Regulatory Approval. The Purchaser understands that no state or federal authority has scrutinized this Agreement or the Note offered pursuant hereto, has made any finding or determination relating to the fairness for investment in the Note, or has recommended or endorsed the Note, and that the Note has not been registered or qualified under the Act or any state securities laws, in reliance upon exemptions from registration thereunder. The Note may not, in whole or in part, be resold, transferred, assigned or otherwise disposed of unless it is registered under the Act or an exemption from registration is available, and unless the proposed disposition is in compliance with the restrictions on transferability under federal and state securities laws.

4.7         Purchaser Received Independent Advice. The Purchaser confirms that the Purchaser has been advised to consult with the Purchaser’s independent attorney regarding legal matters concerning the Company and to consult with independent tax advisers regarding the tax consequences of investing in the Company. The Purchaser acknowledges that Purchaser understands that any anticipated United States federal or state income tax benefits may not be available and, further, may be adversely affected through adoption of new laws or regulations or amendments to existing laws or regulations. The Purchaser acknowledges and agrees that the Company is providing no warranty or assurance regarding the ultimate availability of any tax benefits to the Purchaser by reason of the subscription.

4.8          Legends. The Purchaser understands that until such time as the Securities have been registered under the Securities Act or may be sold pursuant to Rule 144, Rule 144A under the Securities Act or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Equity Interest and Underlying Securities may bear a restrictive legend in substantially the following form (and a stop- transfer order may be placed against transfer of the certificates for such Equity Interest and Underlying Securities):

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144, RULE 144A OR REGULATION S UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

5.	Further Agreements; Post-Closing Covenants

5.1         Warrant. Upon the advance of the Initial Tranche by Purchaser to the Company, Company shall issue to Purchaser a Common Share Purchase Warrant (the “Warrant”), in the form attached hereto as Exhibit B, to acquire 5,000,000 shares of the Company’s common stock. The Warrant shall be exercisable for a period of five (5) years, at an exercise price of $0.12 per share.

5.2         Equity Interest. Upon the advance of the Initial Tranche by Purchaser to the Company, Company shall issue to Purchaser three million (3,000,000) shares of Company’s common stock (the “Equity Interest”).

5.3         Use of Proceeds. Company agrees to use the Consideration to be paid by Purchaser to the Company for general working capital purposes.

5.4         Form D; Blue Sky Laws. Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to the Purchaser promptly after such filing. Company shall take such action as Company shall reasonably determine is necessary to qualify the Securities for sale to the Purchaser at the applicable Closing pursuant to this Agreement under applicable securities or “blue sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Purchaser on or prior to the initial Closing.

5.5         Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any action or proceeding that may be brought by the Purchaser in order to enforce any right or remedy under the Note. Notwithstanding any provision to the contrary contained in the Note, it is expressly agreed and provided that the total liability of the Company under the Note for payments which under Delaware law are in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums which under Delaware law in the nature of interest that the Company may be obligated to pay under the Note exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by Delaware law and applicable to the Note is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Note from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to the Purchaser with respect to indebtedness evidenced by the Note, such excess shall be applied by the Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at the Purchaser’s election.

5.6         Registration Rights.

(a)         Piggy-Back Registration.

(i)         Company shall give the Purchaser prompt written notice of each filing by Company with the SEC, of a registration statement (other than a registration statement on Form S-4 or Form S-8 or on any successor forms thereto), or an offering statement under Regulation A promulgated under the Act (in each case, referred to hereinafter as a “Registration”). If requested by the Purchaser in writing within ten (10) business days after receipt of any such notice, Company shall, at Company’s sole expense (other than the underwriting discounts, if any, payable in respect of the shares sold by the Purchaser), register or otherwise include all or, at Purchaser’s option, any portion of the Securities, concurrently with the registration of such other securities, all to the extent requisite to permit the public offering and sale of the Securities through the securities exchange, if any, on which the shares of common stock is being sold or on the over-the-counter market, and will use its reasonable best efforts through its officers, directors, auditors, and counsel to cause such registration statement or offering statement to become effective or qualified (as applicable) as promptly as practicable.

(ii)        In the event of a Registration pursuant to these provisions, Company shall use its reasonable commercial efforts to cause the Securities so registered to be registered or qualified for sale under the securities or blue sky laws of such jurisdictions as the Purchaser may reasonably request; provided, however, that Company shall not be required to qualify to do business in any state by reason of this section in which it is not otherwise required to qualify to do business.

(iii)       In the event of a Registration pursuant to the provisions of this section Company shall keep effective or qualified any Registration and shall from time to time amend or supplement each applicable registration statement or offering statement, preliminary prospectus, final prospectus, application, document and communication for such period of time as shall be required to permit the Purchaser to complete the offer and sale of the Securities covered thereby.

(iv)      In the event of a Registration pursuant to the provisions of this section, Company shall furnish to the Purchaser such reasonable number of copies of the registration statement or offering statement and of each amendment and supplement thereto (in each case, including all exhibits), of each prospectus contained in such registration statement or offering statement and each supplement or amendment thereto (including each preliminary prospectus), all of which shall conform to the requirements of the Act and the rules and regulations thereunder, and such other documents, as the Purchaser may reasonably request to facilitate the disposition of the Securities included in such registration.

(v)       Company shall notify the Purchaser within five (5) business days after such registration statement or offering statement has become effective or qualified, or a supplement to any prospectus forming a part of such registration statement or offering statement has been filed.

(vi)      Company shall advise the Purchaser within five (5) business days after it shall receive notice or obtain knowledge of the issuance of any stop order by the Commission suspending the effectiveness or qualification of such registration statement or offering statement, or the initiation or threatening of any proceeding for that purpose and within five (5) business days take action using its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

(vii)     Company shall within five (5) business days notify the Purchaser at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement or offering statement, as then in effect, would include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the reasonable request of the Purchaser prepare and furnish to it such number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made. The Purchaser shall suspend all sales of the Securities upon receipt of such notice from Company and shall not re-commence sales until they receive copies of any necessary amendment or supplement to such prospectus, which shall be delivered to the Purchaser within 30 days of the date of such notice from Company.

(b)         Mandatory Registration. With ninety (90) days of the Issue Date of the Note, the Company shall be required to file a Registration Statement on Form S-1 with the SEC to register the Securities issued to Purchaser. The Company will use its best efforts to cause such Registration Statement to be expeditiously (1) declared effective by the SEC and (2) be in compliance with Blue Sky laws of at least one state that Purchaser is authorized to do business in.

(c)         The Purchaser’s rights under this Section 5.6 shall automatically terminate once the Purchaser has sold all of the Securities.

5.7         Legal Counsel Opinions.

(a)        Upon the request of the Purchaser from to time to time, Company shall be responsible for promptly supplying to Company’s transfer agent and the Purchaser a customary legal opinion letter of its counsel (the “Legal Counsel Opinion”) to the effect that the resale of the Securities by the Purchaser or its affiliates, successors and assigns is exempt from the registration requirements of the 1933 Act pursuant to Rule 144 (provided the requirements of Rule 144 are satisfied and provided the Securities are not then registered under the 1933 Act for resale pursuant to an effective registration statement). Should Company’s legal counsel fail for any reason to issue the Legal Counsel Opinion, the Purchaser may secure another legal counsel to issue the Legal Counsel Opinion, and Company will instruct its transfer agent to accept such opinion. Company shall not impede the removal by its stock transfer agent of the restricted legend from any common stock certificate upon receipt by the transfer agent of a Rule 144 Opinion Letter.

5.8         Listing. Company will, so long as the Purchaser owns any of the Securities, maintain the listing and trading of its common stock on OTC Markets or any equivalent exchange or electronic quotation system and will comply in all respects with Company’s reporting, filing and other obligations under the bylaws or rules of the Financial Industry Regulatory Authority, or FINRA, and such exchanges, as applicable, as well as with the SEC. Company shall promptly provide to the Purchaser copies of any notices it receives from OTC Markets and any other exchanges or electronic quotation systems on which the common stock is then traded regarding the continued eligibility of the common stock for listing on such trading platforms and quotation systems.

5.9         Information and Observer Rights.

(a)        As long as the Purchaser owns at least five percent (5%) of the Securities originally purchased hereunder, Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Company pursuant to the Exchange Act. As long as the Purchaser owns at least five percent (5%) of the Securities originally purchased hereunder, if Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Purchaser and simultaneously make publicly available in accordance with Rule 144(c) such information as is required for the Purchaser to sell the Securities under Rule 144. Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable the Purchaser to sell the Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. If Company fails to remain current in its reporting obligations or to provide currently publicly available information in accordance with Rule 144(c) and such failure extends for a period of more than fifteen Trading Days (the date which such fifteen Trading Day-period is exceeded, being referred to as “Event Date”), then in addition to any other rights the Purchaser may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the information failure is cured, Company shall pay to the Purchaser an amount in cash, as partial liquidated damages and not as a penalty, equal to one percent (1%) of purchase price paid for the Securities held by the Purchaser at the Event Date. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of an information failure (except in the case of the first Event Date).

(b)        As long as the Purchaser owns at least five percent (5%) of the Securities, if the Purchaser notifies Company that it wishes to attend meetings of Company’s Board of Directors, Company shall invite a designated representative of the Purchaser to attend all meetings of Company’s Board of Directors in a nonvoting observer capacity and, in this respect, and subject to the Purchaser’s having informed Company that it wishes to attend, Company shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between Company and its counsel or result in disclosure of trade secrets or a conflict of interest.

5.10       Confidentiality. The Purchaser agrees that the it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) the terms and conditions of this Agreement or any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 5.10 by the Purchaser), (b) is or has been independently developed or conceived by the Purchaser without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Purchaser by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that the Purchaser may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Securities from the Purchaser, if such prospective purchaser agrees to be bound by the provisions of this Section 5.10; (iii) to any existing or prospective affiliate, partner, member, stockholder, or wholly owned subsidiary of the Purchaser in the ordinary course of business, provided that the Purchaser informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Purchaser notifies the Company within three (3) business days of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

5.11       Restrictions on Activities. Commencing as of the date first above written, and so long as the Company has an obligation under the Note, the Company shall not, directly or indirectly, without the Purchaser’s prior written consent, which consent shall not be unreasonably withheld: (a) change the nature of its business; (b) sell, divest, acquire, change the structure of any material assets other than in the ordinary course of business; (c) solicit any offers for, respond to any unsolicited offers for, or conduct any negotiations with any other person or entity in respect of any variable rate debt transactions (i.e., transactions where the conversion or exercise price of the security issued by the Company varies based on the market price of the common stock); (d) accept Merchant-Cash-Advances in which it sells future receivables at a discount, any other factoring transactions, or similar financing instruments or financing transactions; or (e) enter into a borrowing arrangement where the Company pays an effective APR greater than 24.99%.

5.12       Other Restrictions. Unless approved by the Purchaser, Company and each Subsidiary shall not enter into an agreement or amend an existing agreement to effect any sale of securities involving, or convert any securities previously issued under, a Variable Rate Transaction or a merchant cash advance transaction in which it sells future receivables at a discount, or a substantially similar transaction. The term “Variable Rate Transaction” means a transaction in which Company or any Subsidiary (i) issues or sells any convertible securities either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of, or quotations for, the shares of common stock at any time after the initial issuance of such convertible securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such convertible securities or upon the occurrence of specified or contingent events directly or indirectly related to the business of Company or the Subsidiary, as the case may be, or the market for the common stock, other than pursuant to a customary “weighted average” anti-dilution provisions, or (ii) enters into any agreement (including, without limitation, an “equity line of credit” or an “at-the-market offering”) whereby Company or any Subsidiary may sell securities at a future determined price (other than standard and customary “preemptive” or “participation” rights). The Purchaser shall be entitled to obtain injunctive relief against Company and its Subsidiaries to preclude any such issuance, which remedy shall be in addition to any right to collect damages. Notwithstanding the foregoing, the restrictions in this paragraph 5.12 shall not apply in the event that Purchaser declines to fund subsequent Tranches pursuant to the Note, including, but not limited to, the Final Tranche.

5.13       Sale of Assets; Issuance of Equity or Debt. Subject to the following provisions, should Company sell any material assets, or issue any equity, debt, or other security, including the sale of any Subsidiary, the Purchaser shall have the right to be repaid on any outstanding amount owed under the Note with up to 100% of the proceeds of any such sale or offering, provided however, that (i) Purchaser shall have the right to be repaid with up to, and no more than, 50% from the first $500,000 of net proceeds in the aggregate, generated in such transactions, and (ii) this provision is not applicable to transactions generating future financing proceeds with a specific use of proceeds requirement that such proceeds are to be used exclusively to purchase the assets or equity of an unaffiliated business in an arm’s length acquisition and the proceeds are used accordingly.

5.14       Participation Rights. For a period of eighteen (18) months from the Initial Closing Date, in the event Company or any Subsidiary proposes to offer and sell its securities, whether in the form of debt, Equity Financing (defined below), or any other financing transaction (each a “Future Offering”), the Purchaser shall have the right, but not the obligation, to participate in the purchase of the securities being offered up to an amount equal to the Consideration in accordance with the terms of such Future Offering (the “Participation Right”). For the avoidance of doubt, an “Equity Financing” shall mean Company’s or its Subsidiary’s sale of its common stock or any securities conferring the right to purchase Company’s or Subsidiary’s common stock or securities convertible into, or exchangeable for (with or without additional consideration), shares of the Company’s or Subsidiary’s common stock. In connection with each Participation Right, Company shall provide written notice to the Purchaser of the terms and conditions of the Future Offering at least ten (10) business days prior to the anticipated first closing of such Future Offering (the “FO Notice”). If the Purchaser shall elect to exercise its Participation Right, it shall notify Company, in writing, of such election at least five (5) business days prior to the anticipated closing date set forth in the FO Notice (the “Participation Notice”). In the event the Purchaser does not return a Participation Notice to Company within such five (5) business day period, the Participation Right granted hereunder shall terminate and be of no further force and effect; provided, however, that such Participation Right shall be reinstated if the anticipated closing referenced in the FO Notice does not occur prior to ten business days following the anticipated first closing date specified in such FO notice.

5.15       Right of First Refusal. If at any time while this Note is outstanding, the Company or any Subsidiary has a bona fide offer of capital or financing from any third party that the Company or Subsidiary intends to act upon, then the Company must first offer such opportunity to the Purchaser to provide such capital or financing to the Company or Subsidiary on the same terms as each respective third party’s terms. Should the Purchaser be unwilling or unable to provide such capital or financing to the Company within five (5) Trading Days from Purchaser’s receipt of written notice of the offer (the “Offer Notice”) from the Company, then the Company or Subsidiary may obtain such capital or financing from that respective third party upon the exact same terms and conditions offered by the Company to the Purchaser, which transaction must be completed within 60 days after the date of the Offer Notice. If the Company does not receive the capital or financing from the respective third party within 60 days after the date of the respective Offer Notice, then the Company must again offer the capital or financing opportunity to the Purchaser as described above, and the process detailed above shall be repeated. The Offer Notice must be sent via electronic mail to avi@leonitecap.com Cc: dberger@bergerlawpllc.com.

5.16       Terms of Future Financings. So long as any obligations of the Company under the Subscription Documents are outstanding, upon any issuance of (or announcement of intent to effect an issuance of) any security, or amendment to (or announcement of intent to effect an amendment to) any security that was originally issued before the Issue Date, by the Company or any Subsidiary, with any term that the Purchaser reasonably believes is either more favorable to the holder of such security than to the Purchaser in the Subscription Documents, or with a term in favor of the holder of such security that was not similarly provided to the Purchaser in the Subscription Documents, then (i) the Company shall notify the Purchaser of such additional or more favorable term within five (5) business days of the new issuance and/or amendment (as applicable) of the respective security, and (ii) such term, at Purchaser’s option, shall become a part of the transaction documents with the Purchaser (regardless of whether the Company complied with the notification provision of this Section 5.16), provided, however, that this provision is not applicable to compensation paid by the Company to its employees or directors pursuant to any stock or option or similar equity incentive plan duly adopted for such purpose by the Company’s Board of Directors. The types of terms contained in another security that may be more favorable to the purchaser of such security include, but are not limited to, terms addressing conversion discounts, prepayment rate, conversion lookback periods, interest rates, original issue discounts, stock sale price, private placement price per share, and warrant coverage. If Purchaser elects to have the term become a part of the transaction documents with the Purchaser, then the Company shall immediately deliver acknowledgment of such adjustment in form and substance reasonably satisfactory to the Purchaser (the “Acknowledgment”) within ten (10) business days of Company’s receipt of request from Purchaser, provided that Company’s failure to timely provide the Acknowledgement shall not affect the automatic amendments contemplated hereby.

5.17       Breach of Covenants. The Company acknowledges and agrees that if the Company breaches any covenants set forth in this Section, in addition to any other remedies available to the Purchaser pursuant to this Agreement, it will be considered an Event of Default under Section 4.3 of the Note.

5.18       Transfer Agent Instructions. Company shall issue irrevocable instructions to Company’s transfer agent to issue certificates, registered in the name of the Purchaser or its nominee, upon issuance of the Equity Interest or exercise of the Warrant, in such amounts as specified from time to time by the Purchaser to Company in accordance with the terms thereof (the “Irrevocable Transfer Agent Instructions”). In the event that Company proposes to replace its transfer agent, Company shall provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered pursuant to this Agreement signed by the successor transfer agent to Company and Company. Prior to registration of the Securities under the Securities Act or the date on which the Securities may be sold pursuant to Rule 144 without any restriction as to the number of Securities as of a particular date that can then be immediately sold, all such certificates shall bear the restrictive legend specified in Section 4.8 of this Agreement. Company warrants that: (i) no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5.18 will be given by Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of Company as and to the extent provided in this Agreement and the Note; (ii) it will not direct its transfer agent not to transfer or delay, impair, and/or hinder its transfer agent in transferring (or issuing) (electronically or in certificated form) any certificate for the Underlying Securities to be issued to the Purchaser upon exercise of or otherwise pursuant to the Warrant as and when required by the Warrant and this Agreement; (iii) it will not fail to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof on any certificate for any applicable Securities issued to the Purchaser upon exercise of or otherwise pursuant to the Warrant as and when required by the Warrant and this Agreement and (iv) it will provide any required corporate resolutions and issuance approvals to its transfer agent if and as required by its transfer agent within one (1) business day of each exercise of the Warrant. Nothing in this Section shall affect in any way the Purchaser’s obligations and agreement set forth in Section 5.6 hereof to comply with all applicable prospectus delivery requirements, if any, upon re-sale of the Securities. If the Purchaser provides Company with (i) an opinion of counsel in form, substance and scope customary for opinions in comparable transactions, to the effect that a public sale or transfer of such Securities may be made without registration under the 1933 Act pursuant to Rule 144, or other available exemptions, and such sale or transfer is effected or (ii) the Purchaser provides reasonable assurances that the Securities can be sold pursuant to Rule 144, Company shall permit the transfer, and, in the case of the Securities, promptly instruct its transfer agent to issue one or more certificates, free from restrictive legend, in such name and in such denominations as specified by the Purchaser. Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Purchaser, by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, Company acknowledges that the remedy at law for a breach of its obligations under this Section 5.18 may be inadequate and agrees, in the event of a breach or threatened breach by Company of the provisions of this Section, that the Purchaser shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate transfer, without the necessity of showing economic loss and without any bond or other security being required.

5.19       Further Assurances. The Purchaser agrees and covenants that at any time and from time to time it will execute and deliver to the Company such further instruments and documents and take such further action as the Company may reasonably require within three (3) business days of any such request in order to carry out the full intent and purpose of this Agreement and to comply with state or federal securities laws or other regulatory approvals.

5.20       Exchange Act Reporting. If at any time after the Issue Date (as defined in the Note) the Company becomes subject to and fully compliant with the SEC reporting requirements under the Exchange Act, it shall be an event of default under the Note and this Agreement if the Company fails to maintain such fully reporting status (including but not limited to becoming delinquent in its filings), for 30 consecutive days, until such time that such noncompliance has been cured.

6.	Conditions to the Company’s Obligation to Sell

The obligation of the Company hereunder to issue and sell the Note to the Purchaser, on the Initial Closing Date, is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions thereto, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

(a)         The Purchaser shall have executed this Agreement and delivered the same to the Company.

(b)         The Purchaser shall have delivered the Initial Tranche in accordance with Sections 1 and 2 above.

(c)         The representations and warranties of the Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing Date, as though made at that time (except for representations and warranties that speak as of a specific date), and the Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Initial Closing Date.

(d)        No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

7.	Conditions to The Purchaser’s Obligation to Purchase

The obligation of the Purchaser hereunder to purchase the Note from the Company, on the Initial Closing Date, and the obligation of the Purchaser to advance the Final Tranche on the Final Closing Date, is subject to the satisfaction, at or before the respective Closing Dates, of each of the following conditions, provided that these conditions are for the Purchaser’s sole benefit and may be waived by the Purchaser at any time in its sole discretion:

(a)         The Company shall have executed this Agreement and delivered the same to the Purchaser.

(b)        The Company shall have delivered to the Purchaser the duly executed Note.

(c)         Company shall have delivered to the Purchaser the Warrant.

(d)        Company shall have delivered executed Subscription Documents, or such other instruments as contemplated by this Agreement.

(e)         Company shall have provided to Purchaser the necessary documents to enable Purchaser to perfect its first priority security in the shares and other equity interests owned by Company, contemporaneously with the date of this Agreement.

(f)         The Company has provided the Purchaser with a current schedule of liabilities.

(g)        The Irrevocable Transfer Agent Instructions, in form and substance satisfactory to the Purchaser, shall have been delivered to and acknowledged in writing by Company’s Transfer Agent.

(h)        The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of each of the Closing Dates, as though made at such time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the respective Closing Date.

(i)          No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

(j)          No event shall have occurred which could reasonably be expected to have a Material Adverse Effect on the Company including but not limited to a change in the Exchange Act reporting status of the Company or the failure of the Company to be timely in its Exchange Act reporting obligations.

(k)         Company shall have delivered to the Purchaser (i) a certificate evidencing the formation and good standing of Company and each of its Subsidiaries (if applicable) in such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction, as of a date within ten (10) days of the Initial Closing Date; and (ii) resolutions adopted by the Company’s Board of Directors at a duly called meeting or by unanimous written consent authorizing this Agreement and all other documents, instruments and transactions contemplated hereby.

(l)          Intentionally Omitted.

(m)        Intentionally Omitted.

8.	Miscellaneous

8.1         Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2         Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Delaware, without giving effect to conflicts of laws principles. Each party to this Agreement hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in Delaware for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. All transactions contemplated herein are being made subject to the rules of Iska as found on Leonite’s website (Leonitecap.com/iska).

8.3         Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.4         Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.5         Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company and to the Purchaser at the addresses set forth on the signature page to this Agreement or at such other addresses as the Company or Purchaser may designate by 10 days’ advance written notice to the other parties hereto.

8.6         Modification; Waiver. No modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective only upon the written consent of the Company and the Purchaser. Any provision of the Note may be amended or waived by the written consent of the Company and the Purchaser.

8.7         Expenses. The Company and the Purchaser shall each bear its respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated herein; provided, however, that the Purchaser may retain certain amounts from the Consideration to cover its expenses incurred in connection with this Agreement and the transactions contemplated hereby, as described in the Note.

8.8         Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Purchaser, upon any breach or default of the Company under the Subscription Documents shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by Purchaser of any breach or default under this Agreement, or any waiver by any Purchaser of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Agreement, or by law or otherwise afforded to the Purchaser, shall be cumulative and not alternative.

8.9         Entire Agreement. This Agreement and the Exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

[Signature page follows]

In Witness Whereof, the parties have executed this Securities Purchase Agreement as of the date first written above.

COMPANY:

SmartCard Marketing Systems, Inc.

By: Massimo Barone

Name:
Title: Chief Executive Officer

Address:	20C Trolley Square
Wilmington, DE, 19806

PURCHASER:

LEONITE	FUND I, LP
By its Manager, Leonite Advisors LLC

By:
Name: Avi Geller
Title: Manager

Address:	1 Hillcrest Center Dr, Suite 232
Spring Valley, NY 110977

[Securities Purchase Agreement – Signature page]

SCHEDULE I

Disclosure Schedule

Section 3.3 Subsidiaries and Affiliates

Section 3.7 Compliance with Other Instruments

Section 3.9 Capitalization

Section 3.10 SEC Reports; Financial Statements

Section 3.12 Litigation

Section 3.15 Title to Assets

Section 3.16 Taxes

Section 3.21 Brokers and Finders

None.

Section 3.27 Shell Company Status (check only one, and insert the relevant dates if applicable)

☐	The Company has never been a Shell Company as defined in in paragraph (i)(1)(i) of Rule 144.

☐     1. As of __________________, the Company ceased to be a Shell Company as defined in paragraph (i)(1)(i) of Rule 144;

          2. As of ___________________, the Company became subject to the reporting requirements of section 13 or 15(d) of the Exchange Act.

          3. On ___________________, the Company filed current “Form 10 information” with the SEC reflecting its status as an entity that is no longer an issuer described in paragraph (i)(1)(i) of Rule 144.

Section 7(f) Schedule of Liabilities and Lien Search Results (Leonite will do Lien Search)

Exhibit A

Form of Promissory Note

(See Attached)

Exhibit B

Form of Warrant

(See Attached)

Exhibit C

Form of Security and Pledge Agreement

(See Attached)